Exhibit 4


     NUI CORPORATION

     1996 STOCK OPTION AND STOCK AWARD PLAN


       1. Purpose. The purpose of the NUI Corporation 1996 Stock Option and Stock Award Plan (the "Plan") is to maintain the ability of NUI Corporation (the "Company") and its subsidiaries to attract and retain highly qualified and experienced employees and directors and to give such employees and directors a continued proprietary interest in the success of the Company and its subsidiaries. Pursuant to the Plan, eligible employees will be provided the opportunity to participate in the enhancement of shareholder value through the grants of options, stock appreciation rights, awards of restricted stock, bonuses payable in stock, or any combination thereof. Eligible directors will participate through awards of restricted stock as set forth in Section
     8. Employees and directors who participate or become eligible to participate in the Plan from time to time are referred to collectively herein as "Participants".

       The term "subsidiary" as used in the Plan shall mean any present or future corporation which is or would be a "subsidiary corporation" of the Company as the term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

       2. Administration of the Plan. The Plan shall be administered by a committee (the "Committee") which is appointed from time to time by the Board of Directors of the Company (the "Board"). The Committee shall consist of three (3) or more members of the Board, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") and an "outside director" within the meaning of Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The majority vote of the members of the Committee present at a meeting at which a quorum is present shall be required for the Committee to take action under the Plan.

       In administering the Plan, the Committee may adopt rules and regulations for carrying out the Plan. The interpretation and decision made by the Committee with regard to any question arising under the Plan shall be final and conclusive on Participants. The Committee shall determine the Participants to whom, and the time or times at which, grants or awards shall be made and the number of shares, stock appreciation rights or other grants or awards to be made under the Plan, and the terms and conditions of such options, grants and awards, including the periods for which options will be outstanding.

       Each grant or award made pursuant to the Plan shall be evidenced by an Option Agreement or Award Agreement (the "Agreement"). No person shall have any rights under any option, restricted stock or other award granted under the Plan unless and until the person to whom such option, restricted stock or other award shall be granted shall have executed and delivered an Agreement to the Company. The Committee shall prescribe the form of all Agreements. A fully executed counterpart of the Agreement shall be provided to both the Company and the recipient of the grant or award.

       3. Shares of Stock Subject to the Plan. The maximum number of shares of the voting common stock of the Company, no par value (the "Common Stock"), that may be optioned or awarded under the Plan is 600,000 shares, subject to adjustment as provided in Section 14 hereof. No Participant shall receive, over the term of the Plan, awards of restricted stock, awards in the form of stock appreciation rights or options, whether incentive stock options or options other than incentive stock options, to purchase more than 20 percent of the total shares of Common Stock authorized for issuance under the Plan. Any shares subject to an option which for any reason expires or is terminated unexercised and any restricted stock which is forfeited may again be optioned or awarded under the Plan; provided, however, that forfeited shares shall not be available for further awards if the Participant has realized the benefits of ownership from such shares. Shares subject to the Plan may be either authorized and unissued shares or issued shares repurchased or otherwise acquired by the Company or its subsidiaries.

       4. Eligibility. Key salaried employees, including officers, of the Company and its divisions and subsidiaries are eligible to be granted options, restricted stock and other awards under the Plan and to have their bonuses payable in restricted stock. The employees who shall receive awards or options under the Plan, and the criteria to be used in determining the award to be made, shall be determined from time to time by the Committee, in its sole discretion, from among those eligible, which may be based upon information furnished to the Committee by the Company's management; and the Committee shall determine, in its sole discretion, the number of shares to be covered by each award and option granted to each employee selected. Certain non-employee directors of the Company are also eligible to participate in the Plan in accordance with Section 8.

       5. Duration of the Plan. No award or option may be granted under the Plan after more than ten years from the earlier of the date the Plan is adopted by the Board or the date the Plan is approved by the shareholders of the Company, but awards or options theretofore granted may have exercise or vesting periods which extend beyond that date.

       6. Terms and Conditions of Stock Options. Options granted under the Plan may be either incentive stock options, as defined in Section 422 of the Code, or options other than incentive stock options. Each option shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine:

          (a) The option price per share shall be determined by the Committee. However, the option price per share shall not be less than 100% of the fair market value of a share of Common Stock at the time the option is granted. For purposes of the Plan, fair market value shall be the mean between the highest and lowest prices at which the Common Stock is traded on a national securities exchange on the relevant date; provided, however, if there is no sale of the Common Stock on such exchange on such date, fair market value shall be the mean between the bid and asked prices on such exchange at the close of the market on such date.

          (b) Each option shall be exercisable subject to the attainment of such performance goals, and/or during such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the Agreement. In no event may an option be exercised more than 10 years from the date the option was granted.

          (c) An option shall not be exercisable with respect to a fractional share of Common Stock or with respect to the lesser of fifty (50) shares or the full number of shares then subject to the option. No fractional shares of Common Stock shall be issued upon the exercise of an option. If a fractional share of Common Stock shall become subject to an option by reason of a stock dividend or otherwise, the optionee shall not be entitled to exercise the option with respect to such fractional share.

          (d) Each option shall state whether it will or will not be treated as an incentive stock option.

          (e) Each option will be deemed exercised on the day written notice specifying the number of shares to be purchased, accompanied by payment in full including, if required by law, applicable taxes, is received by the Company. Payment, except as provided in the Agreement shall be

             (i) in United States dollars by check or bank draft, or

             (ii) by tendering to the Company shares of Common Stock already owned for at least six months by the person exercising the option, which may include shares received as the result of a prior exercise of an option, and having a fair market value, as determined in accordance with Section 6(a), on the date on which the option is exercised equal to the cash exercise price applicable to such option, or

             (iii) by a combination of United States dollars and shares of Common Stock valued as aforesaid.

          No optionee shall have any rights to dividends or other rights of a shareholder with respect to shares of Common Stock subject to his or her option until he or she has given written notice of exercise of such option and paid in full for such shares.

          (f) Notwithstanding the foregoing, the Committee may, in its sole discretion, include in the grant of an option the right of a grantee (hereinafter referred to as a "stock appreciation right") to elect, in the manner described below, in lieu of exercising his or her option for all or a portion of the shares of Common Stock covered by such option, to relinquish his or her option with respect to any or all of such shares and to receive from the Company a payment equal in value to (x) the fair market value, as determined in accordance with Section 6(a), of a share of Common Stock on the date of such election, multiplied by the number of shares as to which the grantee shall have made such election, less
       (y) the exercise price for that number of shares of Common Stock for which the grantee shall have made such election under the terms of such option. A stock appreciation right shall be exercisable at the time the tandem option is exercisable, and the "expiration date" for the stock appreciation right shall be the expiration date for the tandem option. A grantee who makes such an election shall receive payment in the sole discretion of the Committee (i) in cash equal to such excess; or (ii) in the nearest whole number of shares of Common Stock having an aggregate fair market value, as determined in accordance with Section 6(a) as of the date of election, which is not greater than the cash amount calculated in
       (ii) above; or (iii) in a combination of (i) and (ii) above. A stock appreciation right may be exercised only when the amount described in (x) above exceeds the amount described in (y) above. An election to exercise stock appreciation rights shall be deemed to have been made on the day written notice of such election, addressed to the Committee, is received by the Company. An option or any portion thereof with respect to which a grantee has elected to exercise a stock appreciation right shall be surrendered to the Company and such option shall thereafter remain exercisable according to its terms only with respect to the number of shares as to which it would otherwise be exercisable, less the number of shares with respect to which stock appreciation rights have been exercised. The grant of a stock appreciation right shall be evidenced by an Agreement. The Agreement evidencing stock appreciation rights shall be personal and will provide that the stock appreciation rights will not be transferable by the grantee otherwise than by will or the laws of descent and distribution and that they will be exercisable, during the lifetime of the grantee, only by him or her.

          (g) Except as provided in the applicable Agreement, an option may be exercised only if at all times during the period beginning with the date of the granting of the option and ending on the date of such exercise, the grantee was an employee of either the Company (or of a division) or subsidiary of the Company or of another corporation referred to in Section 421(a)(2) of the Code. The Agreement shall provide whether, and to what extent, an option may be exercised after termination of continuous employment, but any such exercise shall in no event be later than the termination date of the option. If the grantee should die, or become permanently disabled as determined by the Committee at any time when the option, or any portion thereof, shall be exercisable, the option will be exercisable within a period provided for in the Agreement, by the optionee or person or persons to whom his or her rights under the option shall have passed by will or by the laws of descent and distribution, but in no event at a date later than the termination of the option. The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it.

          (h) Each option by its terms shall be personal and shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution as provided in Section 6(g) above. During the lifetime of an optionee, the option shall be exercisable only by the optionee. In the event any option is exercised by the executors, administrators, heirs or distributees of the estate of a deceased optionee as provided in Section 6(g) above, the Company shall be under no obligation to issue Common Stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

          (i) Notwithstanding any intent to grant incentive stock options, an option will not be considered an incentive stock option to the extent that such option, together with any previously granted incentive stock options, permits the exercise for the first time in any calendar year the purchase of more than $100,000 in fair market value of Common Stock (determined at the time of grant).

          (j) No incentive stock option shall be granted to an employee who owns or would be treated as owning by attribution under Code
       Section 424(d) immediately before the grant of such option, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. This restriction shall not apply if, (i) at the time such incentive stock option is granted, the option price is at least 110% of the fair market value of the shares of Common Stock subject to the option, as determined in accordance with Section 6(a) on the date of grant, and (ii) the incentive stock option by its terms is not exercisable after the expiration of five years from the date of its grant.

          (k) An option and any Common Stock received upon the exercise of an option shall be subject to such other transfer restrictions and/or legending requirements as are specified in the applicable Agreement.

       7.  Terms and Conditions of Restricted Stock Awards.   Awards of
     restricted stock under the Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine:

          (a) Awards of restricted stock may be in addition to or in lieu of option grants.

          (b) Awards may be conditioned on the attainment of particular performance goals based on criteria established by the Committee at the time of each award of restricted stock. During a period set forth in the Agreement (the "Restriction Period"), the recipient shall not be permitted to sell, transfer, pledge, or otherwise encumber the shares of restricted stock; except that such shares may be used, if the Agreement permits, to pay the option price pursuant to any option granted under the Plan, provided an equal number of shares delivered to the optionee shall carry the same restrictions as the shares so used.

          (c) Shares of restricted stock shall become free of all restrictions if during the Restriction Period, (i) the recipient dies, (ii) the recipient's employment terminates by reason of permanent disability, as determined by the Committee, (iii) the recipient retires after attaining both 59 1/2 years of age and five years of continuous service with the Company and/or a division or subsidiary, or (iv) if provided in the Agreement, there is a "change in control" of the Company (as defined in such Agreement). The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it.

          (d) Unless and to the extent otherwise provided in the Agreement, shares of restricted stock shall be forfeited and revert to the Company upon the recipient's termination of employment during the Restriction Period for any reason other than death, permanent disability, as determined by the Committee, retirement after attaining both 59 1/2 years of age and five years of continuous service with the Company and/or a subsidiary or division, or, to the extent provided in the Agreement, a "change in control" of the Company (as defined in such Agreement), except to the extent the Committee, in its sole discretion, finds that such forfeiture might not be in the best interests of the Company and, therefore, waives all or part of the application of this provision to the restricted stock held by such recipient.

          (e) Stock certificates for restricted stock shall be registered in the name of the recipient but shall be appropriately legended and returned to the Company by the recipient, together with a stock power endorsed in blank by the recipient. The recipient shall be entitled to vote shares of restricted stock and shall be entitled to all dividends paid thereon, except that dividends paid in Common Stock or other property shall also be subject to the same restrictions.

          (f) Restricted stock shall become free of the foregoing restrictions upon expiration of the applicable Restriction Period and the Company shall then deliver to the recipient Common Stock certificates evidencing such stock.

          (g) Restricted Stock and any Common Stock received upon the expiration of the restriction period shall be subject to such other transfer restrictions and/or legending requirements as are specified in the applicable Agreement.


      8. Terms and Conditions of Deferred Restricted Stock Grants for Non-Employee Directors.

       (a) For purposes of this Plan, a "non-employee director" is a member of the Board who is not a full-time employee of the Company, or one of its or subsidiaries. Non-employee directors will receive benefits under the Plan only as provided in this Section 8.

       A non-employee director shall receive his or her Board and Committee chair retainers paid by the Company to its directors in deferred restricted stock credits rather than cash. Such credits shall not be funded, but shall exist solely as a deferred restricted stock account on the books of the Company to reflect the number of shares of Common Stock (including fractional shares to 5 decimal places) which could have been purchased from time to time with the earned amount of such retainer at 100% of fair market value. Fair market value shall be determined on the first day of each participating director's directorship for the year with respect to which such retainer is credited.

       Whenever a cash dividend is paid with respect to Common Stock, each non-employee director's deferred restricted stock account shall be credited with the number of shares of Common Stock (including fractional shares to 5 decimal places) which could have been purchased on the applicable dividend payment date at 100% of fair market value on such date, based upon the per share cash dividend multiplied by the number of shares of Common Stock then credited to such director's account. Any stock dividend shall also be credited to each non-employee director's deferred restricted stock account (including fractional shares to 5 decimal places).

       (b) Upon termination of his or her directorship for any reason, the non-employee director (or his or her designated beneficiary) shall receive the number of whole shares of Common Stock then credited to his or her account (but not any fractional shares). Any fractional share credits remaining in the account shall thereupon be canceled. Such shares shall be restricted in accordance with this Section 8.

       (c) With respect to shares of restricted stock granted pursuant to this Section 8, the Restriction Period shall end on the later of (i) the date that such non-employee director ceases to serve on the Board, or (ii) the date such non-employee director would otherwise be permitted to sell such restricted stock under Section 16(b) of the Exchange Act. The Committee shall not modify the term of the Restriction Period with respect to shares of restricted stock granted pursuant to this Section 8.

       9. Bonuses Payable in Stock. In lieu of cash bonuses otherwise payable under the Company's or applicable division's or subsidiary's compensation practices to employees eligible to participate in the Plan, the Committee, in its sole discretion, may determine that such bonuses shall be payable in Common Stock or partly in Common Stock and partly in cash. Such bonuses shall be in consideration of services previously performed and as an incentive toward future services and shall consist of shares of Common Stock subject to such terms as the Committee may determine in its sole discretion. The number of shares of Common Stock payable in lieu of a bonus otherwise payable shall be determined by dividing such bonus amount by the fair market value of one share of Common Stock on the date the bonus is payable, with fair market value determined as of such date in accordance with Section 6(a).

       10. Change in Control. Each Agreement may, in the sole discretion of the Committee, provide that any or all of the following actions may be taken upon the occurrence of a change in control (as defined in the Agreement) with respect to the Company:

          (i) acceleration of time periods for purposes of vesting in, or realizing gain from, or exercise of any outstanding option or stock appreciation right or shares of restricted stock awarded pursuant to this Plan;

          (ii) offering to purchase any outstanding option or stock appreciation right or shares of restricted stock made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the change in control; or

          (iii) making adjustments or modifications to outstanding options or stock appreciation rights or with respect to restricted stock as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such change in control, provided, however, that the exercise period of any option may not be extended beyond 10 years from the date of grant.

       11. Transfer, Leave of Absence. For purposes of the Plan: (a) a transfer of an employee from the Company to a division or subsidiary of the Company, whether or not incorporated, or vice versa, or from one division or subsidiary of the Company to another, and (b) a leave of absence, duly authorized in writing by the Company or a subsidiary or division of the Company, shall not be deemed a termination of employment.

       12. Rights of Employees. (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and each Agreement.

       (b) Nothing contained in the Plan and Agreement shall be deemed to give any employee the right to continued employment by the Company or its divisions or subsidiaries.

       13. Withholding Taxes. The Company shall require a payment from a Participant to cover applicable withholding for income and employment taxes upon the happening of any event pursuant to the Plan which requires such withholding. The Company reserves the right to offset such tax payment from any funds which may be due the Participant from the Company or its subsidiaries or divisions or, in its discretion, to the extent permitted by applicable law, to accept such tax payment through the delivery of shares of Common Stock owned by the Participant or by utilizing shares of the Common Stock which were to be delivered to the Participant pursuant to the Plan, having an aggregate fair market value, determined as of the date of payment, equal to the amount of the payment due.

       14. Adjustments. In the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of shares of Common Stock available for grant under this Plan shall be adjusted appropriately by the Board, and, where deemed appropriate, the number of shares covered by outstanding stock options and stock appreciation rights outstanding and the number of shares of restricted stock outstanding, and the option price of outstanding stock options, shall be similarly adjusted. If another corporation or other business entity is acquired by the Company, and the Company has assumed outstanding employee option grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Committee. In the event of any other change affecting the shares of Common Stock available for awards under the Plan, such adjustment, if any, as may be deemed equitable by the Committee, shall be made to preserve the intended benefits of the Plan giving proper effect to such event.


      15.  Miscellaneous Provisions.

       (a) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares or the payment of cash upon exercise of any option or stock appreciation right under the Plan. The expenses of the Plan shall be borne by the Company.

       (b) The Committee may, at any time and from time to time after the granting of an option or the award of restricted stock or bonuses payable in Common Stock hereunder, specify such additional terms, conditions and restrictions with respect to such option or stock as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, the Code, federal and state securities laws and methods of withholding or providing for the payment of required taxes.

       (c) If at any time the Committee shall determine in its discretion that the listing, registration or qualification of shares of Common Stock upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock hereunder, no option or stock appreciation right may be exercised or restricted stock or stock bonus may be transferred in whole or in part unless and until such listing registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

       (d) By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated his acceptance and ratification, and consent to, any action taken under the Plan by the Committee, the Company or the Board.

       (e) The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey.

       (f) Committee members exercising their functions under this Plan are serving as directors of the Company and they shall therefore be entitled to all rights of indemnification and advancement of expenses accorded directors of the Company.


      16.  Limits of Liability.

       (a) Any liability of the Company or a subsidiary of the Company to any Participant with respect to any option or award shall be based solely upon contractual obligations created by the Plan and Agreement.

       (b) Neither the Company nor a division or subsidiary of the Company, nor any member of the Committee or the Board, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

       17. Amendments and Termination. The Board may, at any time, amend, alter or discontinue the Plan; provided, however, no amendment, alteration or discontinuation shall be made which would impair the rights of any holder of an award of restricted stock, option, stock appreciation rights or stock bonus theretofore granted, without his or her written consent, or which, without the approval of the shareholders would:

       (a) except as provided in Section 14, increase the maximum number of shares of Common Stock which may be issued under the Plan;

       (b) except as provided in Section 14, decrease the option price of an option (and related stock appreciation rights, if any) to less than 100% of the fair market value (as determined in accordance with Section 6(a)) of a share of Common Stock on the date of the granting of the option (and related stock appreciation rights, if any);

       (c) materially change the class of persons eligible to receive an award of restricted stock or options or stock appreciation rights under the Plan;

       (d) extend the duration of the Plan; or

       (e) materially increase in any other way the benefits accruing to Participants.

       18. Duration. The Plan shall be adopted by the Board and approved by the Company's shareholders and such regulatory bodies as may be necessary, which approvals must occur within the period ending twelve months after the date the Plan is adopted. Subject to such approvals, grants and awards may be made under the Plan between the date of its adoption and receipt of such approvals. The Plan shall terminate upon the earlier of the following dates or events to occur:

       (a) upon the adoption of a resolution of the Board terminating the Plan; or

       (b) the date all shares of Common Stock subject to the Plan are purchased according to the Plan's provisions; or

       (c) ten years from the date of adoption of the Plan by the Board.

       No such termination of the Plan shall adversely affect the rights of any Participant hereunder and all options or stock appreciation rights previously granted and restricted stock and stock bonuses awarded hereunder shall continue in force and in operation after the termination of the Plan, except as they may be otherwise terminated in accordance with the terms of the Plan.

       19. Other Compensation Plans. The Plan shall not be deemed to preclude the implementation by the Company or its divisions or subsidiaries of other compensation plans which may be in effect from time to time, nor adversely affect any rights of Participants under any other compensation plans of the Company or its divisions or subsidiaries.

       20. Non-Transferability. No right or interest in any award granted under the Plan shall be assignable or transferable, except as set forth in the Plan and required by law, and no right or interest of any participant in any award shall be liable for, or subject to, any lien, obligation or liability except as set forth in the Plan or as required by law.